Exhibit 10.1

SECOND AMENDED AND RESTATED

CASUAL MALE RETAIL GROUP, INC.

ANNUAL INCENTIVE PLAN

I.	SUMMARY AND OBJECTIVES

Casual Male Retail Group, Inc. (“Company”) has developed this Second Amended and Restated Annual Incentive Plan (the “Incentive Plan”) to provide opportunities for eligible associates of the Company and its subsidiaries to earn meaningful rewards for excellent annual performance. The Incentive Plan aims to align the interests of the Incentive Plan participants with those of our shareholders. Bonus awards are cash payments based on actual results measured against pre-established Company financial performance (“Bonus Awards”). Bonus Awards are intended to provide a reward to eligible Incentive Plan participants and supplement the base salary program. A fiscal year is referred to as a “Plan Year”. Bonus Awards made hereunder are being made pursuant to, and shall be subject to the terms and conditions specified in, the Company’s 2006 Incentive Compensation Plan as amended and restated (the “2006 Compensation Plan”).

II.	ELIGIBILITY

A.	GENERAL ELIGIBILITY REQUIREMENTS

Each Company employee who is a staff director (as that term is used by Company) or higher, will be eligible to participate in the Incentive Plan (a “Participant”). Unless specifically determined otherwise by the Compensation Committee, a Participant whose employment terminates prior to the end of a Plan Year or payment of the Bonus Award, other than as a result of permanent disability, death or retirement (upon reaching Full Retirement age as defined by Social Security), will not be eligible to receive a Bonus Award under the Incentive Plan for that Plan Year.

B.	TRANSFERS TO OTHER BUSINESS UNITS

A Participant who transfers out of the Incentive Plan into a position in another business unit is eligible for a partial Bonus Award based on the number of days the associate was a Participant. The associate’s eligibility for a bonus for the new position, if any, will be determined in accordance with any applicable bonus plan for that position. In general, when an associate transfers to a new position, any Bonus Awards are prorated based on the number of days employed in the Incentive Plan.

C.	CHANGES IN POSITION

A Participant who changes from one management position to another, through a promotion, transfer, or demotion is eligible for a prorated Bonus Award for each position based on the number of days the Participant held each position during the Plan Year.

D.	TERMINATION

To be eligible for a Bonus Award, a Participant must be actively employed as of the last day of the Plan Year and at the time the Bonus Award is distributed.

E.	COMPLIANCE WITH APPLICABLE REGULATIONS

In order to be eligible to receive a Bonus Award under this Incentive Plan, a Participant must comply with all applicable state and federal regulations and Company policies.

F.	LEAVES OF ABSENCE

A Participant who is on a Company-approved leave of absence in excess of 90 days (per Plan Year) is not eligible for a Bonus Award for the portion of his/her leave over 90 days unless otherwise approved by the Compensation Committee.

G.	RETIREMENT, DEATH OR DISABILITY

If a Participant retires (upon reaching Full Retirement age as defined by Social Security) or leaves employment due to death or permanent disability before the end of the Plan Year, he/she will receive a pro-rated Bonus Award. The pro-rated Bonus Award will be based on the number of days of active employment in the Plan Year, provided there is an earned payout for that Plan Year and all other eligibility requirements are met.

III.	THE INCENTIVE PLAN

Within 90 days after the beginning of each Plan Year, the Compensation Committee will establish specific performance criteria for the payment of Bonus Awards for that Plan Year. At the time that the performance criteria is set, the Compensation Committee may determine that special matters shall be considered or excluded consistent with Section 8 of the 2006 Compensation Plan. The performance criteria for Participants for each Plan Year may be based on one or more of the following measures which include but are not limited to: EBITDA, sales, earnings per share, return on net assets, return on equity, operating margin dollars, operating margin percent, gross margin dollars, gross margin percent and/or customer service levels and/or a combination of the above. With respect to customer service, customer service target levels may be based on scores on blind test (“mystery”) shopping, customer comment card statistics, customer relations statistics (e.g., number of customer complaints), delivery response levels, and/or other customer service metrics.

For each Plan Year, the Bonus Award will be based upon the performance criteria selected by the Compensation Committee for that Plan Year. A specified percentage of the Bonus Award will be paid, dependent upon the performance of the Company as measured against the performance criteria. The Compensation Committee may establish a threshold goal (which if not achieved will result in no Award being payable), target and maximum goals for each Participant. The goals, performance criteria, and targets used may vary from one Participant to another in the sole discretion of the Compensation Committee. Bonus Awards are limited to 150% of a Participant’s Target Award (as defined below).

IV.	PAYMENT CALCULATIONS

Each Participant will have a target bonus award (a “Target Award”) for each Plan Year. Target Awards will be expressed as a percentage of the actual base earnings (which is the blend of salary plus any salary adjustments made during the course of the fiscal year) paid to the Participant during that Plan Year, which earnings shall be determined without regard to any salary increases determined by the Compensation Committee after the date on which the Compensation Committee determines the target for each Participant. Company’s new hires or those becoming eligible to participate in the Incentive Plan for a portion of the fiscal year will receive a pro-rata Bonus Award based upon the period of time they are eligible. The percentages for the Target Award will be approved by the Compensation Committee based upon the Participant’s job level and responsibilities and may vary for different officers and/or business units.

At the end of the Plan Year, the Compensation Committee shall determine the amount, if any, to be paid to each Participant based on the extent that the performance criteria was achieved and shall authorize Company to pay the Participant the amount so determined.

Any Bonus Awards checks will be distributed within 90 days following the fiscal year close, and in the case of any Bonus Awards made to any Covered Employee, as defined in the 2006 Compensation Plan, only after the Compensation Committee has certified, in the manner described in Section 8(e) of the 2006 Compensation Plan, that the performance criteria have been satisfied.

V.	PLAN ADMINISTRATION

A.	ADMINISTRATION

The Incentive Plan will be administered by the Compensation Committee. The Compensation Committee will have broad authority for determining target bonuses and selecting performance criteria, as described above; for adopting rules and regulations relating to the Incentive Plan; and for making decisions and interpretations regarding the provisions of the Incentive Plan, the satisfaction of performance criteria and the payment of bonuses under the Incentive Plan.

B.	EMPLOYMENT AT WILL

This Incentive Plan does not create an express or implied contract of employment between Company and a Participant. Both Company and the Participants retain the right to terminate the employment relationship at any time and for any reason.

C.	BONUS PROVISIONS (AMENDMENTS AND TERMINATION)

Bonus Awards are not earned or vested until actual payments are made; Company reserves the right at any time prior to actual payment of Bonus Awards to amend, terminate and/or discontinue the Incentive Plan in whole or in part whenever the Board of Directors or the Compensation Committee of the Company determines that it is necessary or appropriate.

The Incentive Plan may be amended or terminated by either the Board of Directors or the Compensation Committee, provided that no amendment or termination of the Incentive Plan after the end of a Plan Year may adversely affect the rights of Participants with respect to their Bonus Awards for that Plan Year.

D.	RIGHTS ARE NON-ASSIGNABLE

Neither the Participant nor any beneficiary nor any other person shall have any right to assign the right to receive payments hereunder, in whole or in part, which payments are non-assignable and non-transferable, whether voluntarily or involuntarily.

E.	WITHHOLDING

All required deductions will be withheld from the Bonus Awards prior to distribution. This includes federal, state or local taxes.

F.	EMPLOYMENT AGREEMENTS

If a Participant has an employment agreement which references an annual incentive plan bonus, this Incentive Plan describes how such bonus will be determined and paid. To the extent there is any conflict between the language of an employment agreement and this Plan, the language in the Incentive Plan and the 2006 Compensation Plan shall govern.

G.	SECTION 162(m) COMPLIANCE

Unless otherwise specified by the Compensation Committee, Bonus Awards made to any person who is a Covered Employee, as defined in the 2006 Compensation Plan, are intended to qualify as “performance-based compensation” that is exempt from the deduction limitations imposed by Section 162(m) of the Internal Revenue Code. Accordingly, unless otherwise specified by the Compensation Committee, the provisions set forth in Section 8 of the 2006 Compensation Plan shall apply with respect to those Bonus Awards and in the event of any conflict between those provisions and the provisions of this Incentive Plan, the provisions of Section 8 shall apply.